Exhibit 5.1
December 23, 2010
Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747
Re:	Henry Schein, Inc.
Ladies and Gentlemen:
     We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an aggregate of 2,000,000 shares (the “Shares”) of the common stock, par value $.01, of the Company (the “Common Stock”) which may be issued in connection with the Henry Schein, Inc. 401(k) Savings Plan (the “401(k) Plan”), and (ii) $15,000,000 of Deferred Compensation Obligations (the “Obligations”) of the Company to be offered pursuant to the Henry Schein, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).
     We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares will be, when issued in accordance with the respective provisions of the 401(k) Plan, validly issued, fully paid and non-assessable, and (ii) following deferral of the compensation giving rise to the Obligations in accordance with the terms of the Deferred Compensation Plan, the Obligations will constitute valid and binding obligations of the Company.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Proskauer Rose LLP